As filed with the Securities and Exchange Commission on September 29, 2009

Registration Statement No. 333-160667

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Ladder Capital Realty Finance Inc

(Exact name of registrant as specified in its governing instruments)

600 Lexington Avenue, 23rd Floor

New York, New York 10022

(212) 715-3170

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Pamela McCormack, Esq.

General Counsel

600 Lexington Avenue, 23rd Floor

New York, New York 10022

(212) 715-3174

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Larry Medvinsky, Esq. Anthony A. Lopez III, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel: (212) 878-8000 Fax: (212) 878-8375	Valerie Ford Jacob, Esq. Paul D. Tropp, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel: (212) 859-8000 Fax: (212) 859-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        The purpose of this Amendment No. 4 to the Registration Statement is solely to file exhibits to the Registration Statement as set forth below in Item 36(b) of Part II.

Part II

Information not required in prospectus

Item 31.	Other expenses of issuance and distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts, except the Securities and Exchange Commission, or the SEC, registration fee and the Financial Industry Regulatory Authority, Inc. filing fee, are estimated.

Securities and Exchange Commission registration fee	$ 25,668
Financial Industry Regulatory Authority, Inc. filing fee	46,500
New York Stock Exchange listing fee	160,600
Legal fees and expenses (including Blue Sky fees)	1,300,000
Accounting fees and expenses	70,000
Printing and engraving expenses	375,000
Transfer agent fees and expenses	3,500
Miscellaneous	18,732

Total	$2,000,000

Item 32.	Sales to special parties.

None.

Item 33.	Recent sales of unregistered securities.

On July 13, 2009, Ladder Capital Realty Finance Holdings LLC, or the Ladder Investor, purchased 1,000 shares of our common stock for a purchase price of $1000 in a private offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Simultaneously with the completion of this offering of our common stock pursuant to this registration statement, the Ladder Investor will acquire up to 5,000,000 shares of common stock, at a price per share equal to the initial public offering price, with consideration consisting of cash and contributed assets for an aggregate investment equal to 20% of the gross proceeds raised in this offering (without giving effect to any exercise by the underwriters of their overallotment option or any grant of restricted shares of common stock pursuant to our 2009 equity incentive plan) and the concurrent private placement. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of directors and officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any personnel or agent of our company or a predecessor of our company.

Following completion of this offering and the concurrent private placement, we may enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law. Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial statements and exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement among Ladder Capital Realty Finance Inc and the underwriters named therein
3.1	**	Articles of Amendment and Restatement of Ladder Capital Realty Finance Inc
3.2	**	Bylaws of Ladder Capital Realty Finance Inc
4.1		Specimen Common Stock Certificate of Ladder Capital Realty Finance Inc
5.1		Opinion of Clifford Chance US LLP relating to the legality of the securities being registered (including consent of such firm)
8.1		Opinion of Clifford Chance US LLP regarding tax matters (including consent of such firm)
10.1

Form of Private Placement Purchase Agreement by and among Ladder Capital Realty Finance Inc, Ladder Capital Realty Finance Holdings LLC, Ladder Capital Finance Holdings LLC and Ladder Capital Finance Portfolio LLC

10.2		Form of Registration Rights Agreement between Ladder Capital Realty Finance Inc and Ladder Capital Realty Finance Holdings LLC
10.3		Form of Management Agreement by and among Ladder Capital Realty Finance Manager LLC, Ladder Capital Realty Finance Inc and Ladder Capital Realty (TRS) Inc
10.4		Form of Investment Advisory Agreement between Ladder Capital Realty Finance Manager LLC and Ladder Capital Finance LLC
10.5		Form of License Agreement between Ladder Capital Realty Finance Inc and Ladder Capital Finance Holdings LLC
10.6		2009 Equity Incentive Plan of Ladder Capital Realty Finance Inc
10.7		Form of Restricted Stock Award Agreement
10.8		Form of Option Award Agreement
23.1		Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2		Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3	**	Consent of PricewaterhouseCoopers LLP
23.4	**	Consent of Howard Park
23.5	**	Consent of Jonathan Bilzin
23.6	**	Consent of Salvatore Gentile
23.7	**	Consent of Jonathan Yellen
23.8	**	Consent of Thomas J. A. Lavin
23.9	**	Consent of John Geisler
24.1	**	Powers of Attorney (previously contained on signature page)

*	To be filed by amendment.
**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 29, 2009.

Ladder Capital Realty Finance Inc

By:	/s/ MARC FOX
Chief Operating Officer and Interim Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signatures	Title	Date

By:	/s/ BRIAN R. HARRIS* Brian R. Harris	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	September 29, 2009

By:	/s/ MARC FOX Marc Fox	Chief Operating Officer and Interim Principal Accounting Officer (principal financial and accounting officer)	September 29, 2009

By:	/s/ GRETA GUGGENHEIM* Greta Guggenheim	President (director)	September 29, 2009

By:	/s/ PAMELA L. MCCORMACK Pamela L. McCormack	General Counsel, Head of Transaction Management and Secretary (director)	September 29, 2009

*By:	/s/ PAMELA L. MCCORMACK Pamela L. McCormack Attorney-in-Fact

Exhibit Index

Exhibit Number		Exhibit Description

1.1	*	Form of Underwriting Agreement among Ladder Capital Realty Finance Inc and the underwriters named therein

3.1	**	Articles of Amendment and Restatement of Ladder Capital Realty Finance Inc

3.2	**	Bylaws of Ladder Capital Realty Finance Inc

4.1		Specimen Common Stock Certificate of Ladder Capital Realty Finance Inc

5.1		Opinion of Clifford Chance US LLP relating to the legality of the securities being registered (including consent of such firm)

8.1		Opinion of Clifford Chance US LLP regarding tax matters (including consent of such firm)

10.1

Form of Private Placement Purchase Agreement by and among Ladder Capital Realty Finance Inc, Ladder Capital Realty Finance Holdings LLC, Ladder Capital Finance Holdings LLC and Ladder Capital Finance Portfolio LLC

10.2		Form of Registration Rights Agreement between Ladder Capital Realty Finance Inc and Ladder Capital Realty Finance Holdings LLC

10.3		Form of Management Agreement by and among Ladder Capital Realty Finance Manager LLC, Ladder Capital Realty Finance Inc and Ladder Capital Realty (TRS) Inc

10.4		Form of Investment Advisory Agreement between Ladder Capital Realty Finance Manager LLC and Ladder Capital Finance LLC

10.5		Form of License Agreement between Ladder Capital Realty Finance Inc and Ladder Capital Finance Holdings LLC

10.6		2009 Equity Incentive Plan of Ladder Capital Realty Finance Inc

10.7		Form of Restricted Stock Award Agreement

10.8		Form of Option Award Agreement

23.1		Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2		Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3	**	Consent of PricewaterhouseCoopers LLP

23.4	**	Consent of Howard Park

23.5	**	Consent of Jonathan Bilzin

23.6	**	Consent of Salvatore Gentile

23.7	**	Consent of Jonathan Yellen

23.8	**	Consent of Thomas J. A. Lavin

23.9	**	Consent of John Geisler

24.1	**	Powers of Attorney (previously contained on signature page)

*	To be filed by amendment.

**	Previously filed.